Exhibit 99.1

FORTRESS INVESTMENT GROUP LLC

Contact:	FOR IMMEDIATE RELEASE
Gordon E. Runté
212-798-6082

Fortress Announces Resignation of Daniel Mudd

New York, NY. January 24, 2012 – Fortress Investment Group today announced that Daniel Mudd has resigned from the company and its Board of Directors. Fortress had previously announced that Mr. Mudd had requested and been granted a leave of absence from his role as chief executive officer of the company.

“I want to thank Fortress for the opportunity to help lead the company over the last few years,” said Mr. Mudd. “However, I do not want the uncertainty associated with a leave of absence, on my part, to become a distraction for either Fortress or its investors, and thus, I have decided to resign.”

Randal A. Nardone, Fortress principal and co-founder, will continue to serve as interim chief executive officer.

“We regret losing Dan,” said Fortress Principals Peter Briger, Wesley Edens and Randal Nardone. “We want to thank him for his leadership and for his many contributions to Fortress.”

About Fortress

Fortress is a leading global investment manager with approximately $43.6 billion in assets under management as of September 30, 2011. Fortress offers alternative and traditional investment products and was founded in 1998. For more information regarding Fortress Investment Group LLC, please visit www.fortress.com.